DOR BioPharma, Inc.
1691 Michigan Avenue
Miami, Florida 33139
www.dorbiopharma.com

DOR BioPharma Reports First Quarter 2007 Financial Results

DOR Reviews Recent Regulatory Events

Miami, FL. - May 16, 2007 - DOR BioPharma, Inc. (OTCBB: DORB) (“DOR” or the “Company”) announced today its financial results for the first quarter ending March 31, 2007.

Revenues for the first quarter of 2007 were approximately $0.2 million compared to $1.4 million in the first quarter of 2006. The revenue for 2007 was due to a second grant from the National Institute of Allergy and Infectious Diseases (“NIAID”), a division of the National Institute of Health (“NIH”), that was received for RiVaxTM in September 2006 for $5.2 million and a NIAID Small Business Innovation Research (“SBIR”) grant for BT-VACCTM that was received in September 2006 for $0.5 million as well as the original $6.5 million NIAID grant award dated September 2004 for RiVaxTM. In 2006 the Company also received a $318,750 grant from the Orphan Products Division of the FDA for “Oral BDP for the Treatment of gastrointestinal Graft-versus-Host disease (“GI GVHD”).

The Company’s net loss for the first quarter of 2007 was approximately $2.2 million, or $0.03 per share, compared to $1.7 million, or $0.03 per share for the first quarter of 2006. The net loss increased primarily due to a $308,743 non-cash charge as a result of a stock issuance to April 2006 investors who were issued 995,947 new common shares as a result of a $1,000,000 investment at $0.246 price by Sigma-Tau Pharmaceuticals, Inc. (“Sigma-Tau”). DOR currently has approximately $6.7 million in cash which includes the $2 million advance on a potential licensing agreement with Sigma-Tau.

Research and development expenses for the first quarter of 2007 were $1.0 million, compared with $0.8 million for the first quarter of 2006. Costs for the periods were primarily due to regulatory and filing costs associated with the filing of the US New Drug Application (“NDA”) and EU Marketing Authorization Application (“MAA”) for orBec®. General and administrative expenses for the first quarter of 2007 were $1.3 million, compared with $0.8 million for the first quarter of 2006. The increase was primarily due to the aforementioned $308,743 adjustment in connection with the issuance of common shares.

“2007 has been an important year for us so far,” said Christopher J. Schaber, Ph.D., President and CEO of DOR. “While we are disappointed with the outcome of the recent ODAC vote for orBec®, we believe that we presented a strong case for the clinical benefits of orBec® in the treatment of GI GVHD. The conclusion of the ODAC meeting sets the stage for productive dialogue with the FDA and we remain hopeful that orBec® has the potential to be approved in some manner this year. We believe that orBec® has the potential to address the overwhelming need for a safe and effective treatment for patients suffering from GI GVHD. We plan on actively working to ensure that orBec® reaches patients as soon as possible and we remain on track for our PDUFA date of July 21, 2007. The first quarter of 2007 also saw the publication of our Phase 3 pivotal trial results of orBec® along with our comprehensive mortality data published in the prominent peer-reviewed medical journal Blood. We have a comfortable amount of cash and plan on cutting costs wherever possible. We are looking forward to and are focused on our interactions with the FDA, and are optimistic that 2007 will continue to be a year of substantial progress.”

DOR’s First Quarter Highlights:

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On March 26, 2007, DOR announced that clearance from the FDA was received to conduct a Phase 2 clinical trial of orBec® for the prevention of GVHD. The Phase 2 clinical trial is supported in part by an NIH grant awarded to the Fred Hutchinson Cancer Research Center.

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On March 20, 2007, DOR announced the formation of a North American Medical Advisory Board (“MAB”) to provide clinical guidance in anticipation of the potential U.S. marketing approval for orBec® for the treatment of GI GVHD.

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On March 13, 2007, DOR announced that it had successfully completed a one-year interim analysis in the long-term stability program of the key ingredient of RiVaxTM, its recombinant subunit vaccine against ricin toxin.

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On March 6th, DOR announced the engagement of RBC Capital Markets Corporation to assist in the evaluation and potential negotiation of the unsolicited acquisition proposal from Cell Therapeutics as well as other unnamed parties.

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On February 9, DOR completed the sale of common stock in a private placement to institutional investors as well as members of DOR’s senior management and Board of Directors. DOR received gross proceeds of approximately $5.5 million.

•	On February 8, DOR sponsored a GVHD Working Committee at the 2007 Tandem Bone Marrow Transplant (“BMT”) meeting held on February 8-12, 2007 in Keystone, Colorado.
•	On January 31, DOR received notification from the FDA that the Oncology Drug Advisory Committee (“ODAC”) would review the NDA for orBec® for the treatment of GI GVHD.
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On January 23, DOR announced that data from its pivotal Phase 3 and supportive Phase 2 clinical trials using orBec® to treat GI GVHD was published in Blood, the peer-reviewed Journal of the American Society of Hematology. The study is entitled “A Randomized, Placebo-controlled Trial of Oral Beclomethasone Dipropionate as a Prednisone-Sparing Therapy for Gastrointestinal Graft-versus-Host Disease”.

•	On January 19, DOR announced that it had received an unsolicited proposal from Cell Therapeutics, Inc. to acquire DOR.
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On January 4, DOR received $3 million under a non-binding letter of intent with Sigma-Tau Pharmaceuticals, Inc. Under the terms of the agreement, Sigma-Tau purchased $1 million of DOR’s common stock at the market price and received another $2 million as an advance towards a potential deal.

Subsequent Events:

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On May 9, 2007, the ODAC panel appointed by the FDA voted that the data supporting orBec® did not show substantial evidence of efficacy by a margin of 7 to 2 for the treatment of GI GVHD. The FDA is not bound by ODAC’s recommendations, but it will take the panel’s advice into consideration when reviewing the NDA for orBec®.

•	In April 4, 2007, DOR announced plans to initiate a clinical development program in humans with its Lipid Polymer Micelle (“LPM™”) oral drug delivery technology for the oral delivery of leuprolide.

About DOR BioPharma, Inc.

DOR BioPharma, Inc. is a biopharmaceutical company developing products to treat life-threatening side effects of cancer treatments and serious gastrointestinal diseases, and vaccines for certain bioterrorism agents. DOR’s lead product, orBec® (oral beclomethasone dipropionate), is a potent, locally-acting corticosteroid being developed for the treatment of GI GVHD, a common and potentially life-threatening complication of bone marrow transplantation. DOR has filed an NDA with the FDA for the treatment of GI GVHD, and has received a PDUFA date of July 21, 2007.  An MAA with the EMEA for orBec® has also been filed and validated. orBec® may also have application in treating other gastrointestinal disorders characterized by severe inflammation. DOR has also recently initiated a clinical development program with its Lipid Polymer Micelle (“LPM™”) oral drug delivery technology for the oral delivery of leuprolide for the treatment of prostate cancer and endometriosis.

Through its Biodefense Division, DOR is developing biomedical countermeasures pursuant to the recently enacted Project BioShield Act of 2004. DOR’s biodefense products in development are recombinant subunit vaccines designed to protect against the lethal effects of exposure to ricin toxin and botulinum toxin. DOR’s ricin toxin vaccine, RiVaxTM, has been shown to be safely tolerated and immunogenic in a Phase 1 clinical trial in normal volunteers.
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For further information regarding DOR BioPharma, please visit the Company's website located at www.dorbiopharma.com.

This press release contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, that reflect DOR BioPharma, Inc.’s current expectations about its future results, performance, prospects and opportunities, including statements regarding the potential use of orBec® for the treatment of gastrointestinal GVHD and the prospects for regulatory filings for orBec®. Where possible, DOR has tried to identify these forward-looking statements by using words such as "anticipates", "believes", "intends", or similar expressions. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements. DOR also cannot assure you that it will be able to successfully develop or commercialize products based on its technology, including orBec®, particularly in light of the significant uncertainty inherent in developing vaccines against bioterror threats, manufacturing and conducting preclinical and clinical trials of vaccines, and obtaining regulatory approvals, that its technologies will prove to be safe and effective, that its cash expenditures will not exceed projected levels, that it will be able to obtain future financing or funds when needed, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully obtain any further grants and awards, maintain its existing grants which are subject to performance, enter into any biodefense procurement contracts with the U.S. Government or other countries, that the U.S. Congress may not pass any legislation that would provide additional funding for the Project BioShield program, that it will be able to patent, register or protect its technology from challenge and products from competition or maintain or expand its license agreements with its current licensors, or that its business strategy will be successful. Important factors which may affect the future use of orBec® for gastrointestinal GVHD include the risks that: because orBec® did not achieve statistical significance in its primary endpoint in the pivotal Phase 3 clinical study (i.e. a p-value of less than or equal to 0.05), the FDA may not consider orBec® approvable based upon existing studies, orBec® may not show therapeutic effect or an acceptable safety profile in future clinical trials, if required, or could take a significantly longer time to gain regulatory approval than DOR expects or may never gain approval; DOR is dependent on the expertise, effort, priorities and contractual obligations of third parties in the clinical trials, manufacturing, marketing, sales and distribution of its products; or orBec® may not gain market acceptance; and others may develop technologies or products superior to orBec®.  These and other factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, DOR's most recent reports on Form 10-QSB and Form 10-KSB. DOR assumes no obligation to update or revise any forward-looking statements as a result of new information, future events, and changes in circumstances or for any other reason.

Company Contact:     Investor Contacts:
Evan Myrianthopoulos                 Lippert/Heilshorn & Associates
Chief Financial Officer      Anne Marie Fields (afields@lhai.com)
(786) 425-3848       (212) 838-3777
www.dorbiopharma.com     Bruce Voss (bvoss@lhai.com)
(310) 691-7100

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